Exhibit 99.2

Net Serviços de Comunicação S.A. Corporate Taxpayer ID (CNPJ/MF): 00.108.786/0001 -65 Company Registry (NIRE): 35.300.177.240 Publicly-Held Company Rua Verbo Divino nº 1.356 - 1º andar, São Paulo-SP

SPECIAL MEETING OF HOLDERS OF OUTSTANDING PUBLICLY-HELD SHARES

CALL NOTICE

The holders of outstanding publicly-held shares issued by NET SERVIÇOS DE COMUNICAÇÃO S.A. (“Company”) are hereby invited by the Board of Directors to attend the special shareholders’ meeting of holders of outstanding publicly-held shares (the “Special Meeting”) to be held on July 17, 2012, at 11 a.m. at the Company’s headquarters located at Rua Verbo Divino, nº 1.356, 1º andar, in the city and state of São Paulo, to resolve on items on the following AGENDA:

a) To consider the preparation of a new valuation of the Company’s shares within the unified tender offer for all common and preferred shares issued by the Company, to be launched jointly by Embratel Participações S.A. and its subsidiaries, Empresa Brasileira de Telecomunicações S.A. - EMBRATEL and GB Empreendimentos e Participações S.A. (the “Offer”), in accordance with Article 4-A of Law 6404/76 and Article 24 of the Brazilian Securities and Exchange Commission (CVM) Rule 361/02;

b) If applicable, to hire an appraiser, qualified as provided in CVM Rule 361/02, for the preparation of report for the new valuation of the Company’s shares;

c) If applicable, to analyze the fees of the appraiser; and

d) If applicable, to establish a fixed time period for the appraiser to present a new valuation report, as provided in Paragraph 3, Article 24 of CVM Rule 361/02.

Those interested in nominating an appraiser shall deliver, by no later than July 13, 2012, at least the information about the proposed appraiser required by Law 6404/76, CVM Rule 361/02 and Annex 21 of CVM Rule 481/11, to the Company’s Investor Relations Officer.

The appraiser for the preparation of the valuation report must meet the minimum qualifications required by Paragraph 1, Article 8 of CVM Rule 361/02.

Banco BTG Pactual S.A., the appraiser responsible for the first valuation report of the Company’s shares, confirmed that its representatives will attend the Special Meeting.

All documents related to the matters to be decided at the Special Meeting are available at the Company’s headquarters, on its Investor Relations website (http://ri.netservicos.com.br) and on the website of CVM (www.cvm.gov.br).

Any shareholder with shares held in custody wishing to participate in the Special Meeting must submit a statement issued by the custody agent before July 13, 2012 that substantiates its status as a shareholder.

Shareholders wishing to be represented by proxy at the Special Meeting must comply with the provisions set forth in Article 126 of Law 6404/76.

São Paulo, June 27, 2012

Oscar Von Hauske Solis – Chairman of the Board of Directors